Exhibit 99.1

Genesee & Wyoming Commences Liquidation of Mexican Operations

GREENWICH, Conn., June 25, 2007 /PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that its Mexican subsidiary, Ferrocarriles Chiapas-Mayab, S.A. de C.V. (FCCM), is formally notifying the Mexican Secretaria de Comunicaciones y Transporte (SCT) of its intent to cease its rail operations and to terminate its 30-year concession from the Mexican government. FCCM expects to wind down its operations and to discontinue rail service over the next four weeks.

In October 2005, FCCM was struck by Hurricane Stan which destroyed or damaged approximately 70 bridges and washed out segments of track in the state of Chiapas between Tonala and the Guatemalan border, rendering some 175 miles of the rail line inoperable. For the past 21 months, FCCM has been working with the SCT and other agencies of the Mexican government in an attempt to develop a reconstruction plan for the damaged portion of the rail line.

Without the reconstruction of the hurricane-damaged Chiapas rail line, FCCM is not a financially viable business. In addition, due to the uncertainty of FCCM’s future, its rail traffic volume has continued to deteriorate, resulting in an unsustainable situation.

“The uncertainty of the Chiapas reconstruction combined with the deterioration of our rail traffic means that we can no longer justify absorbing financial losses or making incremental investments,” said GWI President and CEO John C. Hellmann. “We do not take this decision lightly, and we will ensure that the transition for our customers and our employees is as fair as possible given the limited financial resources of FCCM.”

As a result of this decision, GWI expects to record charges in 2007 of approximately $12 million, or $0.30 per share, the majority of which will be incurred in the second quarter. These charges will include items such as severance costs, wind-down expenses, non-cash write-off of currency translation account (CTA), and certain tax impacts.

GWI expects to complete the formal liquidation of FCCM by year-end 2007. As of March 31, 2007, FCCM had $17.5 million of assets consisting of $6.6 million of non-current assets, primarily locomotives and cars, and approximately $10.9 million of current assets, primarily receivables and inventory. Under the terms of FCCM’s concession, the Mexican government may acquire or lease FCCM’s equipment based on fair market value. Absent acquisition or lease by the Mexican government, GWI intends to repatriate and/or sell the equipment in the United States.

GWI made its initial investment in FCCM in August of 1999. In the third quarter of 2006, GWI recorded a non-cash impairment charge of $34.1 million after tax, reflecting the write-down of non-current assets and related effects resulting from Hurricane Stan. FCCM currently has 407 employees.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Operations currently include 48 railroads organized in 10 regions, as well as service at 12 U.S. ports, contract coal loading and industrial switching. GWI operates more than 6,800 miles of owned and leased track and approximately 3,700 additional miles under track access arrangements.

CONTACT: Michael E. Williams, Director, Corporate Communications, Genesee & Wyoming Inc., +1-203-554-3650. Mexico: Jeanette Rosado, +52-1999-947-3277.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

SOURCE Genesee & Wyoming Inc.